Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-252965) pertaining to the Bumble Inc. 2021 Omnibus Incentive Plan and the Bumble Inc. 2021 Employee Stock Purchase Plan of our reports dated February 28, 2025, with respect to the consolidated financial statements of Bumble Inc., and the effectiveness of internal control over financial reporting of Bumble Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Austin, Texas

February 28, 2025